Lake Shore Bancorp, Inc. Reports Second Quarter 2017 and Year to Date Earnings and Declares Dividend

DUNKIRK, N.Y.— July 26, 2017—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the second quarter of 2017 and the six months ended June 30, 2017.

Total assets at June 30, 2017 increased $15.7 million, or 3.2%, to $504.9 million when compared to December 31, 2016, and exceeded $500 million for the first time in company history.  The increase in total assets was primarily due to a $37.7 million, or 11.5%, increase in loans receivable, net during the six months ended June 30, 2017.

Net income for second quarter 2017 was $1.1 million, or $0.19 per diluted share, compared to net income of $664,000, or $0.11 per diluted share, for second quarter 2016. Second quarter 2017 net income reflected a $380,000 increase in net interest income and a $204,000 increase in non-interest income which was partially offset by a $125,000 increase in income tax expense when compared to the second quarter of 2016.

Net income for the six months ended June 30, 2017 was $1.9 million, or $0.30 per diluted share, compared to net income of $2.6 million, or $0.44 per diluted share, for the six months ended June 30, 2016. Net income for the first six months of 2017 was primarily impacted by a $1.4 million decrease in non-interest income when compared to the six months ended June 30, 2016. The decrease was primarily due to a $1.6 million pre-tax realized gain on the sale of securities during the six months ended June 30, 2016 as compared to a $222,000 pre-tax realized gain on the sale of securities during the six months ended June 30, 2017. Additionally, net income for the six months ended June 30, 2017 reflected a $190,000 increase in the provision for loan losses and a $186,000 increase in non-interest expense, which was partially offset by a $771,000 increase in net interest income and a $221,000 decrease in income tax expense when compared to the six months ended June 30, 2016. The decrease in income tax expense was due to lower pre-tax income, while the effective tax rate remained consistent with the prior year rate.

2017 Second Quarter and Year to Date Highlights:

•

Loans receivable, net increased 11.5% to $364.0 million at June 30, 2017 from $326.4 million at December 31, 2016 primarily due to organic commercial loan growth of 25.2% during the first six months of 2017;

•	Total deposits grew by $6.8 million, or 1.8%, to $392.7 million at June 30, 2017 when compared to December 31, 2016, which included net core (non-time) deposit growth of $7.3 million;
•	Net interest income increased $771,000, or 10.2%, for the six months ended June 30, 2017 when compared to the prior year period primarily due to commercial loan growth;

•	Quarter to date net interest margin was 3.62%, an increase of 21 basis points from second quarter 2016 and 17 basis points from fourth quarter 2016;
•	Net interest margin was 3.66% for the six months ended June 30, 2017, up 24 basis points when compared to the six months ended June 30, 2016; and
•

Non-performing loans as a percent of total loans decreased from 1.80% as of December 31, 2016 to 1.13% as of June 30, 2017 due to the payoff of non-performing commercial loans during the first six months of 2017.

“Our success in executing our strategic plan through organic growth in loans and deposits, as well as deepening our customer relationships while maintaining strong credit quality, is reflected in our year to date financial performance,” stated Daniel P. Reininga, President and Chief Executive Officer.  “Our continued success in commercial loan growth reflects the stability of the market areas that we serve and we are extremely pleased to be able to provide the resources necessary to assist local businesses in creating opportunities for economic growth.”

Net Interest Income

Second quarter 2017 net interest income increased $380,000, or 10.1%, to $4.2 million as compared to the 2016 second quarter.  Net interest income increased $771,000, or 10.2%, to $8.3 million for the six months ended June 30, 2017 as compared to the same period in 2016.

Interest income for second quarter of 2017 was $4.8 million, an increase of $427,000, or 9.8%, compared to second quarter 2016.  The increase was attributable to a $41.7 million, or 13.6%, increase in the average balance of loans, partially offset by a $15.5 million decline in the average balance of the Bank’s securities portfolio from the second quarter of 2016.

Interest income for the six months ended June 30, 2017 was $9.5 million, an increase of $821,000, or 9.4%, compared to the same period in 2016.  The increase was primarily attributable to a $37.8 million, or 12.4%, increase in the average balance of loans, partially offset by a $20.5 million decline in the average balance of the Bank’s securities portfolio from the six month period ended June 30, 2016. The increase in the average loan balance was primarily due to growth in the commercial real estate and commercial business loan portfolios since June 30, 2016. The decrease in the average balance of the securities portfolio was primarily due to the Company’s strategy to reinvest paydowns and sales proceeds received on the securities portfolio into adjustable rate loan originations in order to be in a better position to take advantage of future increases in market interest rates. The increase in interest income during the six months ended June 30, 2017 was also due to the receipt of $202,000 in past due interest related to the pay-off of one non-performing commercial real estate loan.

Interest expense for the 2017 second quarter was $617,000, an increase of 8.2%, from $570,000 for the 2016 second quarter. The increase was primarily due to a $17.0 million increase in average core deposits since the 2016 second quarter, partially offset by a $3.1 million decrease in average time deposits, as well as an increase in the average interest rates being paid on demand deposit, money market and time deposit accounts during the second quarter of 2017.

Interest expense for the six months ended June 30, 2017 was $1.2 million, an increase of $50,000, or 4.3%, from the six months ended June 30, 2016.  Average core deposits increased by $17.3 million since the six month period ended June 30, 2016, offset by a $6.5 million decrease in higher cost average time deposits.

Non-Interest Income

Non-interest income increased by $204,000, or 33.8%, to $807,000 in the second quarter of 2017 as compared to $603,000 for the second quarter 2016. The increase was primarily due to a $197,000 pre-tax realized gain on the sale of securities during the 2017 second quarter.  The Bank did not sell any securities during the 2016 second quarter. The increase was also due to an increase in service charges and fees and earnings on bank owned life insurance. Second quarter 2017 service charges and fees increased by $34,000, or 7.9%, when compared to second quarter 2016, due to increased growth in core deposits and new product offerings. Earnings on bank owned life insurance increased by $20,000, or 28.6%, during the second quarter of 2017 due to the purchase of an additional $2.5 million in bank owned life insurance during the fourth quarter of 2016.  The increase in non-interest income was partially offset by a decrease in gains on the sale of loans. Gains on the sales of loans decreased $44,000, or 95.7%, during the second quarter of 2017 as a result of a fourth quarter 2016 strategic decision to retain, rather than sell, all residential loans that we originate due to the stabilization of the Bank’s interest rate risk levels.

Non-interest income decreased by $1.4 million, or 48.9%, to $1.4 million for the six months ended June 30, 2017 as compared to $2.8 million for the six months ended June 30, 2016. The decrease was primarily due to a $1.6 million pre-tax realized gain on the sale of securities during the six months ended June 30, 2016 as compared to a $222,000 pre-tax realized gain on the sale of securities during the six months ended June 30, 2017. The decrease was also due to a decrease in gains on the sale of loans. Gains on the sales of loans decreased $52,000, or 85.2%, during the six months ended June 30, 2017 as compared to the same prior year period. The decrease was partially offset by an increase in earnings on service charges and fees and bank owned life insurance. During the six months ended June 30, 2017, service charges and fees increased by $47,000, or 5.4%, when compared to the six months ended June 30, 2016 and earnings on bank owned life insurance increased by $40,000, or 29.2%.

Non-Interest Expense

Non-interest expense was $3.5 million for the second quarter of 2017, an increase of $11,000, or 0.3%, compared to the same quarter in the prior year. The current year second quarter had higher expenses for salary and benefits, data processing and postage and supplies, partially offset by lower expenses for advertising, FDIC insurance, occupancy and equipment and professional services.

Non-interest expense was $7.1 million for the six months ended June 30, 2017, an increase of $186,000, or 2.7%, compared to the same period in the prior year. Salary and benefits expense increased by $127,000, or 3.5%, due to annual salary increases and grants of stock awards.  Data processing expenses increased $91,000, or 17.3%, due to implementation of new technology and growth in deposit and loan accounts. Increases in occupancy and equipment expenses, advertising expenses, postage and supplies costs and other expenses in the six months ended June 30, 2017 were partially offset by decreases in professional service fees and FDIC insurance expense.

Asset Quality

The second quarter 2017 provision for loan losses was $25,000, a decrease of $30,000, or 54.6%, as compared to the same quarter in the prior year.  The decrease in the provision was primarily due to an increase in the estimated value of the collateral for one impaired commercial real estate loan, as a result of an increase in the occupancy rate.

The provision for loan losses for the six months ended June 30, 2017 was $375,000, an increase of $190,000, or 102.7%, as compared to the same period in the prior year.  The increase in provision expense was primarily due to commercial loan growth and was partially offset by a decrease in provisions set aside for impaired loans as a result of commercial loan payoff’s during the 2017 period, as well as an improvement in the estimated value of collateral for one impaired commercial loan resulting from an increased occupancy rate.

Non-performing loans as a percent of total loans at June 30, 2017 were 1.13%, a 67 basis points decrease from 1.80% at December 31, 2016, primarily due to payoffs received on non-performing commercial real estate and commercial business loans during the first six months of 2017. The Company’s allowance for loan losses as a percent of total loans was 0.89% at June 30, 2017 and 0.88% at December 31, 2016.

Balance Sheet Summary

Total assets at June 30, 2017 were $504.9 million. Loans receivable, net at June 30, 2017 were $364.0 million, a $37.7 million, or 11.5%, increase as compared to $326.4 million at December 31, 2016. The increase in total loans was primarily due to an increase in commercial real estate, construction, commercial business and home equity loans. Total deposits at June 30, 2017 were $392.7 million, an increase of $6.8 million, or 1.8%, compared with $385.9 million at December 31, 2016. The increase in deposits was primarily due to an increase in core deposits. Core deposits at June 30, 2017 were $246.0 million, an increase of $7.3 million, or 3.0%, from December 31, 2016.

Long-term debt at June 30, 2017 was $27.0 million, an increase of $8.0 million, or 42.2%, as compared to $19.0 million at December 31, 2016. The additional borrowings taken down during the second quarter of 2017 allowed the Bank to take advantage of low fixed-rates in order to fund loan growth. Stockholders’ equity at June 30, 2017 was $77.4 million, an increase of $1.4 million, or 1.8%, compared with $76.0 million at December 31, 2016.  The increase in stockholders’ equity was primarily attributed to net income which was partially offset by dividend payments.

Dividends Declared

The Company’s Board of Directors approved a $0.08 per share cash dividend on the Company’s common stock on July 26, 2017, payable on August 24, 2017, to shareholders of record as of August 10, 2017. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 59.6%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $15.70 on July 25, 2017, which implied a dividend yield for the Company’s common stock of 2.04%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

 # # # # #

Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2017	2016
	(Unaudited)
	(Dollars in thousands)

Total assets	$504,922	$489,174
Cash and cash equivalents	32,968	45,479
Securities available for sale	75,819	86,335
Loans receivable, net	364,018	326,365
Deposits	392,680	385,893
Long-term debt	26,950	18,950
Stockholders’ equity	77,408	76,030

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,774	$4,347	$9,532	$8,711
Interest expense	617	570	1,207	1,157
Net interest income	4,157	3,777	8,325	7,554
Provision for loan losses	25	55	375	185
Net interest income after provision for loan losses	4,132	3,722	7,950	7,369
Total non-interest income	807	603	1,437	2,813
Total non-interest expense	3,502	3,491	7,079	6,893
Income before income taxes	1,437	834	2,308	3,289
Income tax expense	295	170	450	671
Net income	$1,142	$664	$1,858	$2,618
Basic and diluted earnings per share	$0.19	$0.11	$0.30	$0.44
Dividends declared per share	$0.08	$0.07	$0.16	$0.14

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited)

Return on average assets(1)	0.92%	0.56%	0.76%	1.10%
Return on average equity(1)	5.90%	3.47%	4.82%	6.90%
Average interest-earning assets to average interest-bearing liabilities	128.36%	128.96%	128.22%	128.13%
Interest rate spread	3.47%	3.27%	3.51%	3.28%
Net interest margin	3.62%	3.41%	3.66%	3.42%

(1) Annualized

	June 30,	December 31,
	2017	2016
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.13%	1.80%
Non-performing assets as a percent of total assets	0.87%	1.28%
Allowance for loan losses as a percent of total net loans	0.89%	0.88%
Allowance for loan losses as a percent of non-performing loans	78.10%	49.12%